Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227101) of Seadrill Limited of our reports dated March 28, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of Seadrill Limited, which appear in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

Uxbridge, United Kingdom
March 28, 2019